Exhibit 99.1

Westech Capital Announces Name Change and Board Appointment

     Westech Capital Corp. (OTC BB: WSTH.OB – News), a holding company of Tejas Securities Group, Inc., is pleased to announce that it has changed its name to “Tejas Incorporated” effective December 9, 2004. Additionally, the company announced that its Board of Directors unanimously approved the appointment of Dennis G. Punches to serve as a director of the Company. The company has a wholly owned subsidiary, Tejas Securities Group, Inc., which is a full service brokerage firm that provides financial services to institutional and retail customers nationwide, as well as industry specialized research.

     Commenting on Westech’s name change, Kurt J. Rechner, President and Chief Operating Officer, said: “Westech’s wholly owned subsidiary, Tejas Securities Group, Inc., is the driving force of our company and its business efforts. Management and the Board felt that aligning the names of the parent and the main driver of our business would provide the company with better name recognition, enhanced marketing capabilities and better recognition for investors in our company. Effective Monday, December 13, our ticker symbol will also change to TEJS, and the company is looking forward to the change.”

     Commenting on the appointment of Dennis G. Punches to the Board of Directors, John J. Gorman, Chairman of the Board, said: “Dennis is a co-founder and former Chairman of Outsourcing Solutions Inc., formerly known as Payco American Corporation, a public NASDAQ company listed in 1970, which was the largest receivables management corporation in the United States. Dennis brings a wealth of knowledge and diverse global industry experience that is complementary to Tejas’ operations, and the company is fortunate to have him serve on our board.”

     Tejas Incorporated is a holding company of Tejas Securities Group, Inc., a full service brokerage and investment-banking firm based in Austin, Texas.

     For further information, contact Kurt Rechner of Tejas Securities Group, Inc. at (512) 306-8222. Tejas Securities Group, Inc. is a member of the NASD/SIPC, CRD number 36705.